Exhibit 99.2

WorldHeart Announces the Election of a New Director

SALT LAKE CITY, February 5, 2010 (NASDAQ: WHRT) — World Heart Corporation (“WorldHeart” or “Company”), a developer of mechanical circulatory systems, announced today that on February 4, 2010,  the Company’s Board of Directors elected  Mr. Eugene B. Jones to serve as a director of the Company.  Mr. Jones was also appointed as member and chairman of the Audit Committee of the Board of Directors.

Mr. Jones began his career with KPMG LLP  in 1973 and was elected to the partnership in 1984.  From June 2000 to the date of his retirement in April 30, 2002, he served as an assurance partner in KPMG’s Silicon Valley technology practice.  Prior to joining the Silicon Valley office, Gene served in KPMG’s Frankfurt, Germany office where he managed the US GAAP Conversion Team from Europe.  He has also served in the San Francisco, New York, and Salt Lake City offices where he worked with clients concentrated in the technology, banking, and general commercial industries.   Subsequent to retirement from KPMG, from April 2004 through January 2007 he was Chief Financial Officer of Amedica Corporation, an early stage company seeking to develop ceramic orthopedic implants for spinal and reconstructive joint applications.  Mr. Jones is a Certified Public Accountant and is currently on the Board of Directors of the Bank of Utah, Schiff Nutrition International Inc. and Larada Sciences, Inc.  He has also served on the boards of  the trustees of Ballet West and the Greater Salt Lake Area Red Cross.  Mr. Jones is a graduate of the University of Utah where he majored in Accounting.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems headquartered in Salt Lake City, Utah. World Heart’s registered office is in Delaware, USA.

Contact:  Mr. Morgan R. Brown, Executive Vice President and Chief Financial Officer of World Heart Corporation, +1-801-303-4361